Exhibit10.2

INTELLECTUAL PROPERTY LICENSE
#2018US02

     This document certifies that an Intellectual Property License dated as of February 23, 2018 has been granted by:

Lexaria Bioscience Corp., a Nevada corporation with offices at 156 Valleyview Rd, Kelowna, British
Columbia, V1X 3M4, Canada (“Licensor”, “Lexaria”, “us”, “our”, “we”),

To:

Biolog, Inc., a Utah corporation with offices at 4430 Haskell Ave, Encino Ca 91436 (together with its successors and assigns “BIOLOG”, “Licensee”, “you”, “your”).

RECITALS

     WHEREAS certain capitalized terms not otherwise defined below are defined in Exhibit “D” herein;

     WHEREAS, LICENSEE is directly (or indirectly through a partner, as further contemplated in Section 1(a) below) engaged in the business of developing, manufacturing, and selling cannabis-infused products pursuant to licenses issued by the authorities relevant in each and every geographic location referenced within this Agreement, pursuant to regulations promulgated thereby;

     WHEREAS, LICENSOR owns and holds, and will make improvements from time to time, on certain intellectual property and technology (“Technology”) related to, including but not limited to, the development, testing, and manufacturing process for marijuana-infused products, which Technology is more specifically described in Exhibit “A”;

     WHEREAS, LICENSEE wishes to utilize the Technology (which shall include any Licensor’s Improvements) of LICENSOR, and LICENSOR desires for LICENSEE to utilize the Technology with either cannabinoids of any kind (“Product A”) and/or with vitamins of any kind (“Product B”) to create, manufacture and sell consumable infused seasoning stick products as specifically covered by patents currently held by the LICENSEE as of the Effective Date (together, the “End Products”), as further described in Exhibit B and in Definitions, subject to the terms and conditions set forth herein. Such End Products shall only be distributed and/or sold by LICENSEE or Partner as defined in Section 1.a below in compliance with all local and state, licensing requirements (and specifically, for Product A, those state and local regulations applicable to the cannabis industry), within the United States of America in which LICENSEE is permitted by this Agreement or an addendum to this Agreement to sell or distribute the End Products (such locations collectively referred to as “Permitted Locations” or “Territory”);

     NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties contained in this Agreement, the Parties hereto agree as follows:

LICENSE

     1. License of Technology: Subject to certain terms and conditions, LICENSOR hereby grants to LICENSEE each of the licenses more fully defined in Section 2 below.

a)

Non-transferable: The license granted by this Section 1 may not be transferred or sublicensed by LICENSEE without LICENSOR’s written consent. However, LICENSEE has the right to sublicense its license to any entity within the BIOLOG Group.

b)

Other Products: The Parties agree that LICENSEE is not limited to production of the End Products defined herein, but that LICENSEE may develop, create and test new products that are derived from or otherwise incorporate the Technology and such new products are only to be distributed and/or sold to Permitted Locations (the “New Products”), subject to availability of licenses in the future from Lexaria.

2)

Exclusive Licenses and License Option. LICENSEE will have the following rights to produce and sell the End Products for FIVE (5) years in the Territory, using the Technology licensed pursuant to this Agreement.

a)

In the Territory From LICENSOR to LICENSEE: Exclusive rights from the Effective Date until five (5) years after the Effective Date, allowing LICENSEE the exclusive ability to continue to manufacture the End Products directly or through its Partner in the Permitted Locations within the Territory for the balance of the term of this Agreement as per Section 4. Exclusive under this Agreement means that LICENSOR will not permit any other entity to license the Technology for any Seasoning Stix product as defined within this Agreement (see “Definitions”). The term “Exclusive”, for the purposes of this subsection, means that LICENSOR will not offer its Technology to any brand within the Territory during the valid term of this License.

b)

Labels and Advertising: It is a condition of the license granted to the LICENSEE, that, subject to applicable law, on the label of each End Product that uses the Technology shall be printed words to the effect, “Powered by Lexaria Bioscience” with a copy of the Lexaria pinwheel logo, in a type size large enough to be readable by persons with average vision. In return, LICENSOR agrees to spend 5% of all Usage Fees received from LICENSEE, into trade advertisements within the Territory utilizing the “Powered by Lexaria Bioscience” concept.

3)

Rights and Obligations Related to the Technology. Except as expressly provided in this section or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s products, information or other intellectual property rights, either expressly or by implication, estoppel or otherwise.

a)

LICENSOR Intellectual Property: LICENSOR retains full, absolute, and complete rights to all processes covered or described in all of its issued patents and its patent applications filed prior to the date of this Agreement, and any future continuations, continuations in part or divisional applications filed thereto, including but not limited to the US Provisional patent applications, US Utility patent application, and the International patent application, that comprise the Technology (“Licensor IP”), unless LICENSOR allows these applications to abandon or lapse, or otherwise fails to protect the Technology. Except as expressly provided for in Section 2, nothing in this Agreement or in the conduct of the Parties shall be interpreted as preventing LICENSOR from granting to any other person a license for use of the Technology or from using the Technology in any manner whatsoever.

b)

LICENSEE Intellectual Property: Any intellectual property resulting solely from LICENSEE’s work, know-how, or development that does not include nor rely upon the Technology, Licensor IP or jointly owned intellectual property, as described in this Agreement, shall be owned by LICENSEE (“Licensee IP”).

	c)	Improvements:

i)

LICENSOR Improvements: The entire right and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by LICENSOR, its employees or others acting solely on LICENSOR's behalf shall be owned solely by LICENSOR ("Licensor Improvements").

ii)

LICENSEE Improvements: Rights and title to improvements whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by LICENSEE, its employees or its Partner, as defined by this Agreement, shall be owned by the LICENSEE (“Licensee Improvements”). In respect to such Licensee Improvements, LICENSOR grants LICENSEE a license to use the underlying intellectual property supporting any such improvement for so long as this Agreement remains in effect (including any renewal terms) and LICENSOR agrees to negotiate in good faith terms of license renewal after the end of the Term of this Agreement and any renewal terms per Section 4a. If LICENSEE develops any Licensee Improvements, LICENSEE will promptly provide LICENSOR with written notice of such Licensee Improvements to validate LICENSEE’S claim to Licensee Improvements. Following receipt of notice of such Licensee Improvements, LICENSOR shall have the exclusive option during the Term of this Agreement (and any renewal terms) to purchase or license from LICENSEE the Licensee Improvements for LICENSOR’s use upon mutually agreeable terms and conditions that the parties shall negotiate in good faith.

iii)

Joint Improvements: Rights and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from LICENSOR IP and which are improvements thereto by both LICENSOR AND LICENSEE shall be jointly owned intellectual property by LICENSOR AND LICENSEE.

iv)

Improvements; Assignment. LICENSEE and LICENSOR hereby represent that all Partners, employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign, or as it shall direct, all Joint Improvements that include or rely on the Technology conceived or reduced to practice by such Partners, employees or other persons acting on its behalf in accordance with this Agreement to the benefit of LICENSOR and LICENSEE.

	v)	Improvements; Confidential Information. All Improvements shall constitute Confidential Information and shall be subject to the confidentiality provisions set forth in this Agreement.

d)	Inventions; Reporting:

i)

Upon making any invention that does not include or rely upon the Technology LICENSEE has no obligation to share such information of invention with LICENSOR nor inform LICENSOR of said invention, and LICENSEE retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention. For the avoidance of doubt, any such new invention, development, technology, and/or intellectual property belongs solely to LICENSEE. Upon making any invention that does or does NOT include or rely upon the Technology, LICENSOR has no obligation to share such information of invention with LICENSEE nor inform LICENSEE of said invention, and LICENSOR retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention.

e)	Jointly Owned Intellectual Property: If any patent applications are filed seeking to protect any Joint Improvements (“Jointly Owned IP”), each Party shall be named as joint inventors.

i)

Prosecution and Maintenance of Jointly Owned Patents. The Parties shall cooperate to cause the filing of one or more patent applications covering any such Jointly Owned IP. The Parties will mutually agree upon which of them shall be responsible for filing, prosecution and maintenance of Jointly Owned IP. The expenses of such filing, prosecution and maintenance shall be equally shared by the Parties unless one of the Parties assigns all of its rights to the other Party. Both Parties agree to assist the other Party in enforcing its rights in the Jointly Owned IP. The costs of any such assistance or cooperation will be borne by the requesting party.

ii)

Jointly Owned IP Rights. LICENSOR grants to LICENSEE an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP. Further, LICENSEE grants to LICENSOR an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP.

	f)	Quality Control.

		i)	LICENSEE agrees to maintain and preserve the quality of the Technology, and to use the Technology in good faith and in a manner consistent with the uses approved herein.

ii)

LICENSEE shall (a) ensure that all End Products and related materials under the Technology are developed, tested, promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards, and (b) comply in all material respects with any and all laws, rules and regulations that are applicable to the development, testing, promotion, manufacture and distribution of the End Products and such related materials.

4)	Term and Termination.

a)

Term and Renewal. This Agreement shall take effect upon signing by both Parties, and shall remain in effect for the shorter of either five (5) years; or, such circumstances as described in Section 4.c. At any time after the fourth anniversary, this Agreement may be renewed by LICENSEE for an additional five (5) years on terms to be negotiated in good faith based on market conditions at the time of renewal by the Parties.

	b)	Termination. This Agreement and the licenses granted hereunder may be terminated prior to the expiration of the initial term or any renewal term of this Agreement as follows:

i)

This Agreement may be terminated by LICENSOR by written notice to LICENSEE upon the occurrence of any of the following: (i) failure of LICENSEE to pay any license fees for more than sixty (60) days after they become due; (ii) LICENSEE’s violation of the provisions of Sections 7 and 8 or LICENSEE’s material breach of any other term of this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSOR; (iii) failure of LICENSEE to maintain all required licenses and governmental authorizations required for the conduct of its business or to comply in all material respects with applicable laws; or (iv)LICENSEE ceases operations, makes a general assignment for the benefit of creditors, or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

ii)

This Agreement may be terminated by LICENSEE by written notice to LICENSOR in the event of material breach by LICENSOR of its obligations or representations and warranties under this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSEE.

c)

Effect of Termination. Except as provided for in Section 5, LICENSEE’s payment obligations shall extinguish if this Agreement is terminated. If the Agreement expires without any renewal thereof, then LICENSEE must immediately cease and desist all utilization of the Technology to manufacture, distribute or sell End Products, except that it may distribute and sell End Products until all finished goods and raw materials inventory that pertains to the Technology has been sold. In any event, upon the natural future expiration of all pending and issued patents as applicable related to the Technology described herein the License Agreement shall expire and LICENSEE shall have no further payment obligations to LICENSOR.

5)	Indemnification.

a)

LICENSEE agrees to indemnify LICENSOR and hold LICENSOR harmless from and against any and all liabilities, losses and expenses arising from (i) LICENSEE’s unauthorized use of the Technology; (ii) LICENSEE’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any breach of LICENSEE's representations and warranties set forth herein; and (iv) any liability to third parties as a result of LICENSEE's production, distribution and/or sale of End Products, except as to any liability arising out of the proper use of the Technology.

b)

LICENSOR agrees to indemnify LICENSEE and hold LICENSEE harmless from and against any and all liabilities, losses and expenses arising from (i) any breach of LICENSOR’s representations and warranties set forth herein; and (ii) any claims of infringement raised by third parties as to the Technology or Licensed Patents.

6)

Confidentiality. In addition to the Confidentiality Agreement previously entered into by the Parties, at all times during the term of this Agreement (including any renewal term) and thereafter, LICENSEE will not use or disclose and will otherwise keep confidential any trade secrets or proprietary information, including, but not limited to the Technology and other intellectual property of LICENSOR (collectively, the “Confidential Information”) except to the extent required to perform its obligations under this Agreement. Without limitation of the foregoing, LICENSEE will hold the Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as LICENSEE would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of Confidential Information, including any notes, extracts, analyses or materials that would disclose Confidential Information, solely to those of its employees who need to know the information for purposes of performing its obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, LICENSEE shall immediately return all Confidential Information to LICENSOR and LICENSOR shall have the right to conduct an on- site audit of the LICENSEE within three (3) business days of termination to ensure compliance with the terms of this Agreement, at LICENSOR’S expense.

In addition to the Confidentiality Agreement previously entered into by the Parties, at all times during the term of this Agreement (including any renewal term) and thereafter, LICENOR will not use or disclose and will otherwise keep confidential any trade secrets or proprietary information and other intellectual property of LICENSEE (collectively, the “Confidential Information”) except to the extent required to perform its obligations under this Agreement. Without limitation of the foregoing, LICENSOR will hold the Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as LICENSOR would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of Confidential Information, including any notes, extracts, analyses or materials that would disclose Confidential Information, solely to those of its employees who need to know the information for purposes of performing its obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, LICENSEE shall immediately return all Confidential Information to LICENSEE within three (3) business days of termination to ensure compliance with the terms of this Agreement, at LICENSEE’S expense.

a)

Limitations. This section does not apply to any information that: (a) is already lawfully in the receiving Party's possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving Party as a matter of law (provided that the receiving Party will use all reasonable efforts to provide the disclosing Party with prior notice of such disclosure and to obtain a protective order therefor, with all costs to be borne by the disclosing Party); (e) is disclosed by the receiving Party with the disclosing Party's approval; or (f) is independently developed by the receiving Party without any use of confidential information. In all cases, the receiving Party will use all reasonable efforts to give the disclosing Party ten (10) days' prior written notice of any disclosure of information under this Agreement. The Parties will maintain the confidentiality of all confidential and proprietary information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement.

b)

Saving Provision. The Parties agree and stipulate that the agreements contained in this Section are fair and reasonable in light of all of the facts and circumstances of their relationship; however, the Parties are aware that in certain circumstances courts have refused to enforce certain agreements. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph the parties agree that in the event a court should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict non-enforcing Party’s rights under this Agreement to the maximum extent, in both time and geography, which the court shall find enforceable.

7)

Limitation of Liability. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AGREED TO IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. THE FOREGOING SHALL NOT LIMIT LICENSEE’S LIABILITY FOR UNAUTHORIZED USE BY LICENSEE OF LICENSOR’S TECHNOLOGY.

8)	No Warranties. OTHER THAN THE EXPRESS WARRANTIES PROVIDED HEREIN,

LICENSOR MAKES NO EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS OR EFFICACY FOR A PARTICULAR PURPOSE OF THE TECHNOLOGY AND/OR ANY END PRODUCTS PRODUCED FROM SAID TECHNOLOGY AND SHALL NOT BE HELD LIABLE FOR PROFITABILITY OF TECHNOLOGY AND/OR END PRODUCTS OR HELD LIABLE UNDER ANY OTHER THEORY OF LIABILITY.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, do hereby agree.

     IN WITNESS WHEREOF, Lexaria Bioscience Corp has granted this license.

“LICENSOR”
LEXARIA BIOSCIENCE CORP.

     /s/ Chris Bunka, CEO

EXHIBIT “A”

TECHNOLOGY

The Technology consists of:

(1) the following patent applications, patents granted, and PCT International Patent Applications;
(2) all technical know-how and trade secrets in regard to such named patents, including the use, manufacture or formulation thereof, that is owned or controlled by LICENSOR as of the Effective Date of this Agreement, as well as any future continuations, continuations in part or divisional applications filed pursuant to the patent applications. (the “Licensed Patents”):

U.S. Patent Granted No. 9,474,725 awarded October 27, 2016.

U.S. Patent Granted No. 9,839,612 B2 awarded December 12, 2017

U.S. Provisional Patent Application No. 62/010,601.

U.S. Provisional Patent Application No. 62/037,706.

U.S. Provisional Patent Application No. 62/153,835.

U.S. Provisional Patent Application No. 62/161,324.

U.S. Provisional Patent Application No. 15/225,802.

U.S. Provisional Patent Application No. 62/264,959.

U.S. Provisional Patent Application No. 62/264,967.

U.S. Utility Patent Application No. 14/735,844.

PCT International Patent Application No. PCT/US15/35128.

PCT International Patent Application No. PCT/US16/64295.

PCT International Patent Application No. PCT/US16/64296.

National filings thereunder:
2949369,
201580031524.X,
15806768.6,
201647041745.00
516371405

Australian Patent Granted No. 2015274698 awarded June 15, 2017

EXHIBIT “B”

END PRODUCTS

At LICENSEE’S option, any one or more of:

Product Line Name	Product Line Description
Product lines known as Seasoning Stix, Seasoning Stixs, CannaStix, CannaSticks, and derivative products with similar functionality.	Any product that is a manufactured solid tube, sphere, ribbon, pellet, rod, or other shape, used for seasoning, flavoring or infusion of cannabis or cannabis containing substances and/or vitamins into foods and beverages. that is infused with cannabis and/or hemp oil and/or with vitamins